Exhibit 2.6

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ORANGEHOOK, INC.,

OH SOLUTIONS, INC.,

LIFEMED ID, INC.,

AND

THE PRINCIPAL SHAREHOLDERS OF LIFEMED ID, INC.

DATED AS OF MAY 31, 2016

TABLE OF CONTENTS

Page

ARTICLE 1. DEFINITIONS 1
1.1 Specific Definitions 1
1.2 Definitional Provisions. 8

ARTICLE 2. THE MERGER; CONVERSION OF SHARES 9
2.1 The Merger 9
2.2 Effective Time 9
2.3 Conversion of Shares; Options and Warrants 9
2.4 Dissenting Shares 11
2.5 Exchange of Company Capital Stock 11
2.6 Certificate of Incorporation and Bylaws of the Surviving Corporation 13
2.7 Directors and Officers of the Surviving Corporation 13
2.8 Required Withholding 13
2.9 [Intentionally Omitted] 13
2.10 Tax 13

ARTICLE 3. CLOSING 13
3.1 Time and Place 13
3.2 Filings at the Closing 14

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SECURITYHOLDERS 14
4.1 Listing of Certain Assets and Data 14
4.2 Organization 16
4.3 Authorization 16
4.4 Capitalization 17
4.5 Financial Statements 18
4.6 Absence of Undisclosed Liabilities 18
4.7 Consents and Approvals 18
4.8 Compliance with Laws 19
4.9 Litigation 20
4.10 Absence of Material Adverse Changes 20
4.11 Taxes 20
4.12 Contracts 21
4.13 Intellectual Property Rights 22
4.14 Software 23
4.15 Assets 25
4.16 Accounts Receivable 25
4.17 Inventories 25
4.18 Warranties 26
4.19 Insurance Policies 26
4.20 Labor Agreements 26
4.21 Benefit Plans 26
4.22 Contracts with Related Parties 28

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4.23	Relations with Customers and Suppliers	28
4.24	Environmental Matters	28
4.25	State Takeover Laws	28
4.26	Brokers' and Finders' Fees	29
4.27	Company Shareholder Materials and Required Company Shareholder Approval	29
4.28	No Other Representations and Warranties	29
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY		29
5.1	Organization and Standing	29
5.2	Authority	30
5.3	No Conflicts; Consents	30
5.4	Brokers' and Finders' Fees	30
5.5	Access to Information	30
ARTICLE 6. COVENANTS		30
6.1	Expenses	30
6.2	Further Actions	31
6.3	Regulatory Approvals	31
6.4	Press Releases and Public Announcements	31
6.5	Non-Competition by Principal Shareholders	31
6.6	Intentionally Omitted	33
6.7	Officers and Directors	33
6.8	Access to Information	34
6.9	Confidentiality	34
6.10	Conduct of Business Prior to the Closing.	35
6.11	No Solicitation of Other Bids.	36
6.12	Shareholders' Consent.	36
6.13	Notice of Certain Events.	37
6.14	Resignations	38
6.15	Closing Conditions.	38
6.16	Further Assurances	38
ARTICLE 7. CONDITIONS TO CLOSING		38
7.1	Conditions to Obligations of All Parties	38
7.2	Conditions to Obligations of Parent and Merger Subsidiary	39
7.3	Conditions to Obligations of the Company	41
ARTICLE 8. INDEMNIFICATION		43
8.1	Indemnification of Parent and Merger Subsidiary	43
8.2	Indemnification by Parent	43
8.3	Indemnification Claims	44
8.4	Limitations	44
8.5	Adjustments, Etc	45
8.6	Waiver of Subrogation	46
8.7	Indemnification Exclusive Remedy	46

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ARTICLE 9. TERMINATION 46
9.1 Termination. This Agreement may be terminated at any time prior to the Closing: 46
9.2 Effect of Termination 47

ARTICLE 10. MISCELLANEOUS 47
10.1 Amendment and Modification 47
10.2 Waiver of Compliance; Consents 47
10.3 Notices 47
10.4 Assignment; Third Party Beneficiaries 48
10.5 Governing Law; Jurisdiction; Waiver of Jury Trial 49
10.6 Counterparts 49
10.7 Interpretation 49
10.8 Entire Agreement 49
10.9 Severability 49
10.10 Disputes 50

Exhibits and Attachments:

Exhibit A: Form of Optionholder Notice
Exhibit B: Form of Warrantholder Notice
Exhibit C: Form of Shareholder Consent
Exhibit D: Merger Consideration Allocation Schedule
Exhibit E: Form of Letter of Transmittal
Exhibit F: Articles of Incorporation of the Merger Subsidiary
Exhibit G: Bylaws of Merger Subsidiary
Exhibit H: David Batchelor Employment Agreement and Amendment No. 1 Thereto
Exhibit I: Registration Rights and Put Option Agreement and Amendment No. 1 Thereto

Schedules:

Company Disclosure Schedule

Schedule 5.5 – Parent Diligence Information

Schedule 7.2(l) – Company Required Consents, Approvals, Releases

Schedule 7.2(m) – Company Payoff Letters and Lien Discharges

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AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ("Agreement") is dated as of May 31, 2016, by and among (i) OrangeHook, Inc., a Minnesota corporation ("Parent"); (ii) OH Solutions, Inc., a California corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"); (iii) LifeMed ID, Inc., a California corporation ("Company"); and (iv) the principal shareholders of the Company identified on the signature pages hereto (each, a "Principal Shareholder" and collectively, the "Principal Shareholders"). This Agreement amends and restates in its entirety that certain Agreement and Plan of Merger between the parties originally dated March 30, 2016 (the "Original Agreement"); any representations, warranties, or covenants in the Original Agreement are superseded as set forth in this Agreement.

WHEREAS, the respective Boards of Directors of Merger Subsidiary and the Company have (a) approved and declared advisable the strategic business combination transaction contemplated by this Agreement in which Merger Subsidiary will merge with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger"),  (b) approved this Agreement and the transactions to be consummated in connection herewith and (c) in the case of the Company, resolved to recommend that the Company Shareholders adopt this Agreement and approve the Merger upon the terms and subject to the conditions contained herein; and

WHEREAS,  It is the intention of the parties to this Agreement that for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Tax Code"); and

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations and warranties, covenants and agreements in connection with the Merger and also to set forth the terms and conditions of the Merger, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

1.1     Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below or as indicated elsewhere in this Agreement:

"Affiliate" of a specified Person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.  "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

"Agreement" means this Agreement and all Exhibits and Schedules hereto.

"Annual Financial Statements" means as defined in Section 4.5.

"Anti-Bribery Laws" means as defined in Section 4.8(c).

"Assumed Employees" means as defined in Section 6.8.

"Business" means the business carried on immediately prior to the Closing Date by the Company, including the following business conducted by the Company immediately prior to the Closing Date:  the provision of authoritative digital identity authentication solutions across various modalities and technologies, supporting a variety of identity tokens (biometrics, smart cards, magnetic strips, mobile), and health IT systems (EHR, EMR, ADT) to ensure the accuracy of patient information and provide operational efficiencies.

"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in Minnesota or California are authorized or obligated by law or executive order to remain closed.

"Certificate of Merger" means as defined in Section 2.2.

"Certificates" means certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock.

"Charter Documents" means, with respect to any Person, the certificate or articles of incorporation or certificate of formation, by-laws or operating agreement or other governing document(s) of the applicable Person.

"Claim Notice" means written notification which contains (i) a description of the Indemnifiable Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Indemnifiable Losses, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article 8 for such Indemnifiable Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Indemnifiable Losses.

"Claimed Amount" means the amount of any Indemnifiable Losses incurred or reasonably expected to be incurred by the Indemnified Party.

"Closing" and "Closing Date" mean as defined in Section 3.1.

"Code" means the California Corporations Code, as amended.

"Common Exchange Ratio" shall mean the ratio of the number of shares of Parent Common Stock that are issuable in respect of each share of Company Common Stock in the Merger, as reflected in the Merger Consideration Allocation Schedule.

"Company" means as defined in the Recitals hereto.

"Company Capital Stock" means the Company Common Stock, the Series A Preferred Stock and the Series B Preferred Stock.

"Company Common Stock" means common stock of the Company, no par value per Share.

"Company Disclosure Schedule" has the meaning set forth in the first sentence of Article 4.

"Company Group" means as defined in Section 4.11.

"Company Intellectual Property" means as defined in Section 4.13(a).

"Company Material Adverse Effect" means any change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse:  (i) to the business, results of operation, financial condition or prospects of the Company  considered as a whole, (ii) to the Company's ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or Parent to conduct such business, as presently conducted, following the Effective Time or the ability of Parent to exercise full rights of ownership of the Company or its assets or business; provided, however, that the term "Company Material Adverse Effect" shall not include any change, development or effect that is caused by (a) a change in general economic, political and market conditions that does not disproportionately affect the Company; (b) conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any changes in applicable laws and regulations or accounting rules (including generally accepted accounting principles) or the enforcement, implementation or interpretation thereof; or (f) any natural or man-made disaster or acts of God.

"Company Optionholders" means the holders of Options outstanding as of immediately prior to the Effective Time.

"Company Permits" means as defined in Section 4.8(a).

"Company Registered Intellectual Property" means as defined in Section 4.1(c).

"Company Securities" means Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, Options and Warrants.

"Company Shareholders" means the holders of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

"Company Warrantholders" means the holders of Warrants outstanding as of immediately prior to the Effective Time.

"Compensation Plans" means as defined in Section 4.21(d).

"Contamination" means Hazardous Materials (as defined herein) in the soil, groundwater or air in excess of legal limits or requiring remedial activity under applicable Environmental Laws or Regulations.

"Contract" means any written, oral or other legally binding agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or commitment, as in effect as of the date hereof.

"Controlling Party" means the party controlling the defense of any Third Party Action.

"D&O Indemnified Party" means as defined in Section 6.7(a).

"Dissenting Shares" means any shares of Company Capital Stock that are or become "dissenting shares" within the meaning of Section 1300(b) of the Code.

"Effective Time" means as defined in Section 2.2.

"Employee Plans" means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance, change of control or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by the Company's or any Subsidiary's policies or practices, including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA and any "welfare plan" as defined in Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which the Company is a party or by which the Company is bound; (ii) which the Company has at any time established or maintained for the benefit of or relating to present or former employees, leased employees, consultants, agents, and/or their dependents, or directors of the Company or any Subsidiary; or (iii) with respect to which the Company has made any payments or contributions within the last five years.

"Environmental Laws or Regulations" means as defined in Section 4.24.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Financial Statements" means as defined in Section 4.5.

"Governmental Body" means as defined in Section 4.7.

"Hazardous Materials" means as defined in Section 4.24.

"Indemnifiable Losses" means as defined in Section 8.1.

"Indemnified Party" means a party entitled, or seeking to assert rights, to indemnification under Article 8.

"Indemnifying Party" means the party from whom indemnification is sought by the Indemnified Party.

"Intellectual Property" means all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including all (a)(1) patents, patent applications, proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not reduced to practice or patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, logos, domain names and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (4) trade secrets and other confidential information; (b) registrations, applications, and recordings for, and amendments, modifications, improvements, extensions, continuations, continuations-in-part, re-examinations and reissues to any of the foregoing; and (c) licenses or other similar agreements granting to the Company the rights to use any of the foregoing.

"Interim Financial Statements" means as defined in Section 4.5.

"Inventories" all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

"IRS" means the United States Internal Revenue Service.

"Knowledge" of the Company means the actual knowledge of David Batchelor, David King-Hurley and Elvar Olafsson, including the actual knowledge such individuals should have, assuming the due exercise of such individuals' duties as executive offers or management level employees of the Company.

"Laws" shall mean all constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar pronouncements of any Governmental Body.

"Legal Proceeding" means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Body or before any arbitrator.

"Letter of Transmittal" means as defined in Section 2.5(a).

"Liens" means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, or third party interests of any nature.

"Maximum Liability Amount" shall mean with respect to each Principal Shareholder, an amount equal to $166,667.

"Merger" means as defined in the Recitals hereto.

"Merger Consideration" means as defined in Section 2.3(a).

"Merger Consideration Allocation Schedule" means as defined in Section 2.3(a).

"Merger Subsidiary" means as defined in the Recitals hereto.

"Multiemployer Plan" means as defined in Section 3(37) of ERISA.

"Non-controlling Party" means the party not controlling the defense of any Third Party Action.

"OFAC Regulations" means as defined in Section 4.8(b).

"Option" means any option to acquire any shares of Company Common Stock.

"Optionholder Notice" means a notice duly executed by a Company Optionholder and Parent documenting and acknowledging either, the exercise by said Optionholder of the Option(s) held by such Optionholder with respect to some or all of the shares of Company Common Stock subject thereto in anticipation of the Closing of the Merger contemplated herein, or the cancellation of all outstanding but unexercised Options held by such Optionholder as of and at the time of the Closing of the Merger contemplated herein.   The Optionholder Notice, in the form to be approved and agreed to by both Parent and the Company will, when agreed to by those parties, be attached hereto as Exhibit A.

 "Parent" means as defined in the Recitals hereto.

"Parent Articles of Incorporation" shall mean Parent's Articles of Incorporation as in effect as of the date hereof.

"Parent Bylaws" means Parent's Amended and Restated Bylaws as in effect as of the date hereof.

"Parent Common Stock" means shares of the common stock of Parent.

"Parent Indemnified Parties" means as defined in Section 8.1.

"Parent Material Adverse Effect" means any change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse:  (i) to the business, results of operation, financial condition or prospects of Parent and its Subsidiaries considered as a whole or (ii) to Parent's ability to perform any of its material obligations under this Agreement or to consummate the Merger; provided, however, that the term "Parent Material Adverse Effect" shall not include any change, development or effect that is caused by a change in general economic and market conditions or by the announcement of the Merger.

"Parent Option" means any option to acquire any shares of Parent Common Stock.

"Parent Shares" means 1,640,000 shares of Company Common Stock and the 1,750,000 shares of Series B Preferred Stock owned by Parent, Merger Subsidiary or any Subsidiary of Parent, which constitute all the shares of Company Capital Stock that have been issued to Parent.

"Party" means each of the parties executing this Agreement.

"Pension Plan" means as defined in Section 4.21(a).

"Per Share Merger Consideration" means as defined in Section 2.3(a).

"Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Body, and including any successor, by merger or otherwise, of any of the foregoing.

"Principal Shareholders" means as defined in the Recitals hereto.

"Pro Rata Share" means as defined in Section 2.9(b).

"Required Company Shareholder Approval" means the affirmative vote in favor of approving the Merger, and approving and adopting this Agreement through the execution of Shareholder Consents, by: (i) holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class; (ii) holders of greater than 50% of the outstanding shares of Company's Series A Preferred Stock, voting as a separate class; and (iii) holders of greater than 66.67% of the outstanding shares of Company's Series B Preferred Stock, voting as a separate class.

"Sanctions Target" means as defined in Section 4.8(b).

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Series A Preferred Stock" means the Company's Series A Preferred Stock, no par value per share.

"Series B Preferred Stock" means the Company's Series B Preferred Stock, no par value per share.

"Share" means as defined in Section 2.3(a).

 "Shareholder Consents" means written consents executed by the Company Shareholders approving and adopting this Agreement and the Merger in the form to be approved and agreed to by both Parent and the Company which will, when agreed to by those parties, be attached hereto as Exhibit C.

"Shareholder Materials" means as defined in Section 4.27.

"Subsidiary" means any corporation, limited liability company or other legal entity in which a Person, directly or indirectly, beneficially owns or controls at least 50% of the outstanding stock, membership or other equity interests.

"Survival Period" means as defined in Section 8.4(c).

"Surviving Corporation" means as defined in Section 2.1.

"Tax" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add‑on minimum, estimated, and all other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether imposed by Law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any Affiliated Group, and shall include all liabilities under any unclaimed property Law.

"Tax Code" means the Internal Revenue Code of 1986, as amended.

"Tax Returns" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

"Warrant" means each warrant to purchase shares of the Company Capital Stock.

"Warrantholder Notice" means means a notice duly executed by a Company Warrantholder and Parent documenting and acknowledging either, the exercise by said Warrantholder of the Warrant(s) held by such Warrantholder with respect to some or all of the shares of Company Captial Stock subject thereto in anticipation of the Closing of the Merger contemplated herein, or the cancellation of all outstanding but unexercised Warrants held by such Warrantholder as of and at the time of the Closing of the Merger contemplated herein.  The Warrantholder Notice, in the form to be approved and agreed to by both Parent and the Company will, when agreed to by those parties, be attached hereto as Exhibit B.

"Welfare Plan" means as defined in Section 4.21(c).

1.2     Definitional Provisions.

(a)     The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)     Terms defined in the singular shall have a comparable meaning when used in the plural, and vice‑versa.

(c)     Unless the context requires otherwise, references herein (i) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (ii) to a statute, ordinance or regulation mean such statute, ordinance or regulation as amended from time to time and includes any successor thereto.

(d)      References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

The term "person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

ARTICLE 2.
THE MERGER; CONVERSION OF SHARES

2.1     The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the Code, whereupon the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation as a wholly-owned subsidiary of Parent (the "Surviving Corporation").  From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the Code.

2.2     Effective Time.  On the Closing Date, a certificate of merger satisfying the applicable requirements of the Code (the "Certificate of Merger") shall be delivered to the Secretary of State of the State of California for filing in accordance with the Code.  The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

2.3     Conversion of Shares; Options and Warrants.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or any Company Shareholder:

(a)       Each share of Company Capital Stock (each, a "Share") issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares and the Parent Shares that will be cancelled as provided in  Section 2.3(d)) shall be converted automatically into the right to receive, without interest, with respect to each Company Shareholder set forth on Exhibit D hereto, a share or shares (or some portion thereof) of validly issued, fully paid and non-assessable Parent Common Stock, at a ratio of one share of Parent Common Stock for every seven shares of Company Capital Stock, (the "Per Share Merger Consideration") all as further set forth and detailed and in the amounts set forth in the merger consideration allocation schedule attached hereto as Exhibit D (as such Exhibit D may be amended or updated through the Closing of the Merger as mutually agreed to by the Parties, the "Merger Consideration Allocation Schedule").  The aggregate consideration represented by the Per Share Merger Consideration (not on a per share basis) shall be referred to collectively, as the "Merger Consideration").

(b)      [ Intentionally Omitted ].

(c)     Each Share held in the treasury of the Company and any debt or other securities convertible into or exercisable for the purchase of Company Capital Stock, issued and outstanding immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor and without any conversion thereof and shall cease to exist.

(d)     Each Parent Share issued and outstanding immediately prior to the Effective Time, and any other securities that have been issued to Parent, are convertible into or exercisable for the purchase of Company Capital Stock and are outstanding immediately prior to the Effective Time, shall be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

(e)     Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one (1) whole share of common stock of the Surviving Corporation.

(f)     Not later than ten (10) days prior to the scheduled or anticipated Closing Date, the Company shall send a notice (the "Optionholder Notice") to all holders of Company Options, which notice shall notify such holders that (x) Parent and the Surviving Corporation will not assume any Company Options following the Effective Time or substitute new options therefor, (y) that all unvested Company Options shall become vested and fully exercisable as of and effective immediately prior to the Effective Time, and (z) that all Company Options that are not exercised prior to the Effective Time will be cancelled and retired without payment of any consideration therefor and without any conversion thereof and shall cease to exist pursuant to Section 2.3(c), above.  Holders of Company Options that become fully vested only as of and effective immediately prior to the Effective Time shall be permitted to exercise such fully vested Company Options effective as of and contingent upon the consummation of the transactions contemplated hereby and the shares of Company Common Stock subject to said Company Options  shall be converted automatically into the right to receive, with respect to each Company Shareholder set forth on Exhibit D, the Per Share Merger Consideration.

(g)     The payment of the Merger Consideration to each holder of Company Options as described in Section 2.3(f) shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended the ("Code") or other applicable legal requirements.  To the extent that amounts are withheld pursuant to the preceding sentence, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option.

(h)     Prior to the Effective Time, the Company shall take any actions reasonably necessary to effect the transactions anticipated by this Section 2.3 under the any Company Option plans and all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal).

(i)     Not later than ten (10) days prior to the scheduled or anticipated Closing Date, the Company shall send a notice (the "Warrantholder Notice") to all holders of Company Warrants, which notice shall notify such holders that (x) Parent and the Surviving Corporation will not assume any Company Warrants following the Effective Time or substitute new options therefor, (y) that all Company Warrants shall become fully exercisable as of and effective immediately prior to the Effective Time, and (z) that all Company Warrants that are not exercised prior to the Effective Time will be cancelled and retired without payment of any consideration therefor and without any conversion thereof and shall cease to exist pursuant to Section 2.3(c), above.  The Company shall comply with all provisions of the Company Warrants applicable to the transactions contemplated hereby.  Without limiting the foregoing, the Company shall provide any notices to the holders of such Company Warrants as required therein.  Holders of Company Warrants that become fully exercisable only as of and effective immediately prior to the Effective Time shall be permitted to exercise such Company Warrants effective as of and contingent upon the consummation of the transactions contemplated hereby and the shares of Company Common Stock subject to said Company Warrants shall be converted automatically into the right to receive, with respect to each Company Shareholder set forth on Exhibit D, the Per Share Merger Consideration.

2.4     Dissenting Shares.  If required by the Code, but only to the extent required thereby, Dissenting Shares will not be converted into the right to receive Merger Consideration and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the Code unless and until such holders fail to perfect or effectively withdraw or lose their rights to payment under the Code.  At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a stock certificate for Company Capital Stock that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair market value of such shares in accordance with Chapter 13 of the Code; provided, however, that if, after the Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive Merger Consideration without any interest thereon.

2.5     Exchange of Company Capital Stock.

(a)     Promptly following the Effective Time, upon surrender of a Certificate(s) for cancellation or an instrument or instruments, including a properly executed and delivered Optionholder Notice or Warrantholder Notice, which immediately prior to the Effective Time represented (i) outstanding shares of Company Capital Stock whose shares were converted into the right to receive the Merger Consideration as set forth herein, (ii) Company Options which were converted into the right to receive the Merger Consideration as set forth herein and (iii) Company Warrants which were converted into the right to receive the Merger Consideration as set forth herein, together with a letter of transmittal,  in the form to be approved and agreed to by both Parent and the Company which will, when agreed to by those parties, be attached hereto as Exhibit E (a "Letter of Transmittal"), duly completed and validly executed, and such other documents as may reasonably be required by Parent pursuant to the instructions, the Certificate or instrument so surrendered shall be cancelled, and, with respect to each share represented thereby, the holder thereof shall be entitled to receive in exchange therefor the applicable Merger Consideration payable with respect thereto, to be distributed by Parent as soon as practicable after the Effective Time.  In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of Merger Consideration that the Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall establish to the satisfaction of Parent that any applicable transfer tax has been paid or was not payable.

(b)     As of the Effective Time, the holders of Certificates representing Shares (other than those representing Shares canceled pursuant to Sections 2.3(c) and (d), and those representing Dissenting Shares (unless the holder thereof loses its right to appraisal)) shall cease to have any rights as Company Shareholders, except such rights, if any, as they may have pursuant to the Code or this Agreement.  Except as provided above, until such Certificates are surrendered for exchange, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive Merger Consideration.

(c)     In the event any Certificates shall have been lost, stolen, or destroyed,  the Surviving Corporation shall distribute in respect of such lost, stolen, or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required with respect to such Certificates pursuant to this Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to such Certificate alleged to have been lost, stolen, or destroyed.

(d)     No certificates representing fractional shares of Parent Common Stock, or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a shareholder of Parent.

(e)     All Merger Consideration paid or issued upon the surrender or exchange of shares of Company Capital Stock, Company Options and/or Company Warrants in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, Company Options and/or Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock, Company Options or Company Warrants which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II. Notwithstanding the foregoing, to the extent any Company Options permit a window for exercise following the completion of the Merger, such option may still be exercised solely for the Per Share Merger Consideration by presenting Parent with a notice of exercise within said window, but no Company Options will be exercisable on an ongoing basis for shares of Company Capital Stock after the Closing or the Effective Time.

2.6     Certificate of Incorporation and Bylaws of the Surviving Corporation.  The Articles of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time and in the form attached hereto as Exhibit F, shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until thereafter amended.  The Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time and in the form attached hereto as Exhibit G, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

2.7     Directors and Officers of the Surviving Corporation.  Immediately prior to the Effective Time, the Company's directors shall resign, and the directors of Merger Subsidiary and the officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.8     Required Withholding.  The Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Tax Code or under any provision of state, local or foreign tax Law or under any other applicable legal requirement as a result of the Merger.  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.  The Company shall promptly deliver to Parent information reasonably requested after the date hereof to determine the amounts so required to be deducted or withheld.

2.9     [ Intentionally Omitted ].

2.10    Tax.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Tax Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Tax Code. Each party has consulted with its own tax advisers and accountants with respect to the tax and accounting consequences of the Merger.

ARTICLE 3.
CLOSING

3.1     Time and Place.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Central Time, at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place is herein referred to as the "Closing Date."  The Closing shall take place by electronic exchange of signature pages, or in such other manner or at such place as the parties hereto may agree.

3.2     Filings at the Closing.  In connection with the Closing, the Company and Merger Subsidiary shall cause the Certificate of Merger to be filed in accordance with Section 2.2, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY SECURITYHOLDERS

Except as set forth in a document of even date herewith and concurrently delivered herewith (the "Company Disclosure Schedule") that shall identify by section number the provision of this Agreement to which each exception relates, the Company, the Principal Shareholders and the Company Shareholders hereby make the following representations and warranties to Parent and Merger Subsidiary:

4.1      Listing of Certain Assets and Data.

(a)     Real Property.  Section 4.1(a) of the Company Disclosure Schedule sets forth a description of all real property owned, leased or subject to option, of record or beneficially, by the Company or otherwise used by the Company in the conduct of its business.  Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the purchase agreements, leases, or options relating to such real property.

(b)     Equipment.  Section 4.1(b) of the Company Disclosure Schedule sets forth a list of all material items of machinery, equipment, tools and dies, furniture, fixtures, spare parts, vehicles and other similar property and assets owned, leased or otherwise used by the Company, specifically identifying (i) those owned items carried on the books of the Company at a value in excess of $25,000 and (ii) those items under leases with total remaining lease payments due in excess of $25,000. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of all currently effective leases, conditional sales agreements or other similar documents concerning the items listed in Section 4.1(b) of the Company Disclosure Schedule.

(c)     Intellectual Property.  Section 4.1(c) of the Company Disclosure Schedule sets forth a list of (i) all of the Company's patents, patent applications, applications and registrations for trademarks, service marks, and copyrights which are owned by or licensed to the Company ("Company Registered Intellectual Property"), and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property is pending or has been issued or registered, and the registration, patent or serial number, (ii) all material license agreements pursuant to which any material Intellectual Property has been licensed by the Company to a third party, and (iii) all material license agreements pursuant to which a third party has licensed to the Company any Intellectual Property (other than customary end user license agreements for commercially available software).  Prior to the date of this Agreement, the Company has made available for review by Parent's patent counsel true and complete copies of all issuances, registrations, applications and certificates regarding all Company Registered Intellectual Property, true and complete copies of all Contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of inventions or discoveries, confidential or proprietary information, product formulas or other categories of know-how, and has made available to Parent true and complete copies of all material patent, trademark, trade name, copyright, trade secret or other Intellectual Property licenses granted at any time by or to the Company or any other material agreement to which the Company is a party (or if an oral agreement, written descriptions thereof) related directly or indirectly to Company Intellectual Property.

(d)     Certain Agreements.  Section 4.1(d) of the Company Disclosure Schedule sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each material lease, Contract or other commitment, written or otherwise, to which the Company is a party (other than leases, Contracts, or commitments furnished pursuant to other paragraphs of this Section 4.1), which has not yet been fully performed, involving: (i) the purchase of any services, raw materials, supplies or equipment, exclusive of (x) purchase orders for the purchase of products or services required in the ordinary course of business involving payment of less than $25,000 per quarter or an aggregate of less than $50,000, and (y) purchase orders not in the ordinary course of business involving payment of less than $25,000 individually or $50,000 in the aggregate for similar items; or (ii) the sale of assets, products or services not in the ordinary course of business involving a value estimated at more than $50,000 or any material Contract for provision of service warranties, sales credits, product returns, or discounts, warehouse allowances, advertising allowances or promotional services.

(e)     Permits, Licenses, Etc.  Section 4.1(e) of the Company Disclosure Schedule sets forth a list of all material governmental permits, clearances, licenses, approvals or similar permissions held by the Company.  Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of all permits, licenses, clearances, approvals or other documents identified in Section 4(e) of the Company Disclosure Schedule.

(f)     Banks and Depositories.  Section 4.1(f) of the Company Disclosure Schedule sets forth a list of each bank, broker or other depository with which the Company has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.

(g)     Loans and Credit Agreements, Etc.  Section 4.1(g) of the Company Disclosure Schedule sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which the Company is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof.  Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of all documents identified in Section 4.1(g) of the Company Disclosure Schedule.

(h)     Insurance Policies and Claims.  Section 4.1(h) of the Company Disclosure Schedule sets forth a list, including the term and a general description of the coverages thereof, of all policies of insurance maintained by the Company for its benefit and covering its officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations (other than insurance Contracts described in Section 4.1(i) below).  Except as set forth in Section 4.1(h) of the Company Disclosure Schedules, no claims have been made by the Company under any such policy of insurance since January 1, 2012.  Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of all policies of insurance identified in Section 4.1(h) of the Company Disclosure Schedule.

(i)     Employee Plans.  Section 4.1(i) of the Company Disclosure Schedule sets forth a list of all Employee Plans maintained for or by the Company or with respect to its employees.  Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of all written governing documents with respect to the Employee Plans listed in Section 4.1(i) of the Company Disclosure Schedule.

(j)     Taxes.  Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of all tax, assessment or information reports and returns filed by or on behalf of the Company with any jurisdiction for any taxable periods for which the statute of limitations has not expired with respect to income tax reports and returns, or during the last twelve months with respect to non-income tax reports and returns of the Company and all correspondence to or from taxing authorities for any taxable periods for which the statute of limitations has not expired.

4.2     Organization.  The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of California.  The Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has heretofore made available to Parent or its advisors complete and accurate copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect, and each of the organizational documents and agreements defining the rights of the Company with respect to any joint ventures, partnerships or other business in which the Company owns a less-than-50% interest.  The Company does not have any Subsidiary or, directly or indirectly, own or control or have any equity, partnership, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity.

4.3     Authorization.  Subject only to obtaining the Required Company Shareholder Approval, the Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which the Company is a party.  Except as set forth on Section 4.3 of the Disclosure Schedule, the Required Company Shareholder Approval is the only vote or approval of the Company Shareholders necessary to adopt this Agreement, approve the Merger, consummate the Merger and the other transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company's Board of Directors, and other than obtaining the Required Company Shareholder Approval and those approvals set forth on Section 4.3 of the Disclosure Schedule, no other action of the Company's Board of Directors or Company Shareholders is necessary to authorize this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or law).

4.4     Capitalization.

(a)      The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, of which as of the date hereof 2,895,864 shares are issued and outstanding; and 11,450,000 shares of Preferred Stock, of which (i) 8,000,000 shares are designated Series A Preferred Stock, of which as of the date hereof 7,577,534 shares are issued and outstanding, and (ii) 3,450,000 shares are designated Series B Preferred Stock, of which as of the date hereof 3,439,312 shares are issued and outstanding. As of the date hereof, 50,000 Shares are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Warrants.  As of the date hereof, 3,560,346 shares of Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Options.  Schedule 4.4 of the Disclosure Schedule sets forth the name of each Company Shareholder and the number and type of Shares held and owned by such Company Shareholder as of the date hereof.  Schedule 4.4 of the Disclosure Schedule also sets forth (a) each holder of an Option or a Warrant (b) the exercise, conversion, purchase, strike or base price, as applicable, of each Option and Warrant, (c) the date of grant of each Option and Warrant, and (d) the date of expiration of each Option and Warrant.  Except as set forth in Section 4.4 of the Company Disclosure Schedule, neither are there outstanding nor has the Company agreed to issue any: (i) Share or other equity or ownership interest in the Company; (ii) Option, Warrant or interest convertible into or exchangeable or exercisable for the purchase of Shares or other equity or ownership interests in the Company; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding Share or other equity or ownership interest of the Company is duly authorized, validly issued, fully paid and nonassessable.  All of the aforesaid Shares or other equity or ownership interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities Laws.  Except as set forth in Section 4.4 of the Company Disclosure Schedule and except for rights granted to Parent and Merger Subsidiary under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company.  The Merger Consideration Allocation Schedule sets forth a true, accurate and complete description of the amount of Merger Consideration payable to each Company Shareholder and, if any, all other equity holders of the Company.

(b)    Other than the obtaining of the Required Company Shareholder Approval or as otherwise set forth on Section 4.3 of the Company Disclosure Schedule, no consent of holders of other Company Securities is required to carry out the provisions of this Agreement.

4.5     Financial Statements. True and complete copies of the balance sheets of the Company at each of September 30, 2014 and September 30, 2015, and the related statements of income, retained earnings, stockholders' equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's independent auditors (collectively referred to as the "Annual Financial Statements") and the balance sheet of the Company as at December 31, 2015, and the related statements of income, retained earnings, stockholders' equity and changes in financial position of the Company (collectively referred to as the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements") have been made available to Parent.  Each of the Financial Statements: (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto; and (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein or, with respect to the Interim Financial Statements, subject to normal and recurring year-end adjustments and footnote disclosures.

4.6     Absence of Undisclosed Liabilities.  Other than those liabilities of the Company set forth on Section 4.6 of the Company Disclosure Schedule, there are no debts, liabilities or claims against the Company, or legal basis therefor (whether accrued, absolute, contingent, or otherwise, and whether due or to become due), including, but not limited to, liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines.

4.7     Consents and Approvals.  Subject to the authorization and approval by the Company's Board of Directors, the receipt of the Required Company Shareholder Approval, the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and as otherwise set forth on Section 4.7 of the Disclosure Schedule, the consummation by the Company of the transactions contemplated hereby and thereby, will not: (a) violate any provision of the Charter Documents of the Company; (b) violate any statute, Law, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (a "Governmental Body") or any nongovernmental self-regulatory agency by which the Company or any of its properties or assets may be bound; (c) require any filing by the Company (except for the filing and recordation of appropriate merger documents as required by the Code) with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) except as disclosed on Section 4.7 of the Company Disclosure Schedule, result in any material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under, result in the material loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of the Company under, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, franchise, permit, authorization, Contract or other instrument or obligation to which the Company is a party, or by which it or any of its properties or assets may be bound, except to the extent such violation, failure to file, default, loss, termination cancellation, increased payments or other effect would not, in the case of clauses (a), (b) or (c) above, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.8 Compliance with Laws.

(a)      The Company is not in default or violation in any material respect of any applicable federal, state, local, or foreign Laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, codes, standards or other similar items (including Environmental Laws or Regulations) of any court or other Governmental Body and/or of any trade association. Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, Since January 1, 2015, no written notice has been received by the Company from any Governmental Body or any Person alleging a violation of or liability under any applicable Law.  The Company holds to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Bodies that are material to the operation of the Company (collectively, "Company Permits").  As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or threatened.

(b)     Neither the Company, nor any of its officers or directors, is: (i) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List (the SDN List) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); or (ii) a person, country, or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the "OFAC Regulations")) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a "Sanctions Target"). The Company is not, directly or indirectly, owned or controlled by, or under common control with, or acting for the benefit of or on behalf of any Sanctions Target.  The Company is not located in or incorporated in Iran, Sudan, Syria, Cuba, the Union of Myanmar or North Korea.  The Company has complied, and is in compliance, with all national and international laws, statutes, orders, rules, regulations and requirements promulgated by any Governmental Body with regard to the exportation of goods, technology or software.  Specifically, the Company has not, during the past five (5) years, exported or re-exported any goods or technology or software in any manner that violates any applicable national or international export control regulations or sanctions, including, but not limited to, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, and the OFAC Regulations.

(c)     Neither the Company nor any of its directors, employees or officers, and to the Company's Knowledge, no agents, consultants or distributors engaged by the Company (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic Government Official or employee, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations issued thereunder) or any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption (collectively, "Anti-Bribery Laws"), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law.

4.9 Litigation.  Except as listed in Section 4.9 of the Company Disclosure Schedule, there is not now, and since January 1, 2012 there have not been, any actions, suits, proceedings or investigations of any kind, pending or, to the Knowledge of the Company, threatened against the Company or against its assets or properties or against any of its officers or directors in their capacities as officers or directors of the Company.

4.10 Absence of Material Adverse Changes.  Since December 31, 2014, there has not been any (a) Company Material Adverse Effect; (b) damage, destruction, or loss, not covered by insurance, that would constitute a Company Material Adverse Effect; or (c) material change by the Company in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable Law or GAAP and concurred with by the Company's independent public accountants.

4.11 Taxes.  (a) All income Tax Returns and all other material Tax Returns required to be filed by or on behalf of the Company and each affiliated, combined, consolidated or unitary group of which the Company is a member (a "Company Group") have been timely filed, and all such Tax Returns filed are complete and accurate in all material respects; (b) all Taxes due and owing by the Company or any Company Group have been paid, and all Taxes that have accrued but that are not yet due and owing and that are required to be reserved for in the Annual Financial Statements or the Interim Financial Statements in accordance with GAAP have been so reserved; (c) except as set forth in Section 4.9 of the Company Disclosure Schedule, to the Company's Knowledge, there is no presently pending, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Group; (d) the Company has not filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (e) all assessments for Taxes due and owing by the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid; (f) the Company is not a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; (g) the Company has complied in all material respects with all rules and regulations relating to the withholding of Taxes; (h) neither the Company nor any Company Group member is a party to any Contract or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company or any Company Group member in the payment of any "excess parachute payments" within the meaning of Section 280G of the Tax Code; (i) neither the Company nor any Company Group member has made any payments and is not a party to an agreement that could require it to make any payments (including any deemed payment of compensation upon exercise of an option), that would not be fully deductible by reason of Section 162(m) of the Tax Code; and (j) the Company has not taken or failed to take any action that could in any material respect adversely affect Parent's ability to realize the benefit of net operating losses reflected in the Company's Tax Returns.

4.12     Contracts.

(a)     Section 4.12 of the Company Disclosure Schedule lists (or to the extent listed in Sections 4.1(b), 4.1(c), 4.1(d), or 4.1(g) of the Company Disclosure Schedule a cross-reference is provided in Section 4.12 of the Company Disclosure Schedule), and the Company has heretofore made available to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of) the following Contracts to which the Company is a party or any of its properties or assets are bound:

(i)    every employment, consulting, severance or change of control Contract for the benefit of any director, officer, employee, other person or Company Shareholder or any affiliate of the Company;

(ii)    every Contract with board members, advisors and consultants;

(iii)   every Contract that would reasonably be expected to involve payments by or to the Company in excess of $25,000 during the Company's current fiscal year or in excess of $50,000 in the aggregate during the Company's next two fiscal years, or that was not made in the ordinary course of business;

(iv)    any other Contract that requires a payment upon transfer or a change of control of the Company or otherwise in connection with the transactions contemplated by this Agreement;

(v)    any Contract containing any covenant (A) limiting in any material respect the right of the Company to engage in any line of business or (B) granting any strategic, commercial or distribution rights with respect to a Company product;

(vi)    any Contract pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; and

(vii)   any Contract with a third party who supplies raw materials or components to the Company that are used in Company Products.

(b)     The Company has performed in all material respects all obligations required to be performed by it and is not in default in any material respect under any Contract, and such Contracts are in full force and effect on the date hereof and valid and enforceable by the Company in accordance with their respective terms except as may be limited by Laws affecting creditors' rights generally or by judicial limitations on the right to specific performance or other equitable remedies.  There has not been any event of default (or any event or condition caused by Company which with notice or the lapse of time, both or otherwise, would constitute an event of default or give rise to rights of reversion, termination or acceleration) under any Contracts on the part of the Company or, to the Company's Knowledge, any party to any thereof.  As of the date of this Agreement, the Company is not a party to or bound by any Contract (i) that restricts the Company's, or after the Merger would restrict the Surviving Corporation's or Parent's, ability to conduct the Company's business, (ii) that imposes on the Company any material obligations (including, without limitation, to pay contingent payments or license fees) not reflected in the Company Financial Statements, or (iii) that obligates the Company to make any payment or take any action which would violate any Law.

4.13     Intellectual Property Rights.

(a)     Except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company owns, free and clear of any Lien, or is licensed to use, all Intellectual Property useful in or necessary to conduct its business as currently conducted or proposed by the Company to be conducted (the "Company Intellectual Property") and has the exclusive right to use such Company Intellectual Property.

(b)     No claim has been asserted against the Company, or, to the Knowledge of the Company, threatened by any person, with respect to the Company's use of the Company Intellectual Property or challenging or questioning the Company regarding the validity or effectiveness of any license or agreement with respect thereto, and, to the Knowledge of the Company, no basis for any such claim exists.

(Neither the use of the Company Intellectual Property by the Company in the current or planned conduct of its business, nor the manufacture, marketing, distribution, use or sale of any current product or service of the Company or of any product or services identified by the Company for development, infringes on the Intellectual Property of any person.

(d)  Section 4.1(d) of the Company Disclosure Schedule is complete and accurate, and all Company Registered Intellectual Property listed in Section 4.1(d) of the Company Disclosure Schedule has the status indicated therein and, unless provided otherwise in Section 4.1(d) of the Company Disclosure Schedule, is in good standing and has not been abandoned.  The Company has made all statutorily required filings and payments, if any, to record and maintain its interests and taken reasonable actions to protect its rights in the Company Registered Intellectual Property.

(e)  The Company Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding.

(f)  To the Knowledge of the Company, no person or entity nor such person's or entity's business or products has infringed or misappropriated any Company Intellectual Property, or currently is infringing or misappropriating any Company Intellectual Property.

(g)  To the Knowledge of the Company, no employee or consultant of the Company is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, non-solicitation of employees or noncompetition agreement between such employee or consultant and a third party that has been violated or will be violated as a result of the Merger. All former and current employees and consultants of the Company have signed a confidentiality and assignment of inventions agreement with the Company, true and correct copies of which have been made available to Parent.

(h)  Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, the Company has not granted any license rights or otherwise transferred to a third party any Company Intellectual Property, or agreed to indemnify any third party with respect to any alleged infringement or misappropriation of any third party's Intellectual Property by the Company's business or products, except in connection with the sale or testing of products or services of the Company in the ordinary course.

4.14     Software.

(a)     For purposes of this Agreement, "Software" means any software, computer instructions, assembly code, routines, configuration files, scripts, compilers, interpreters, virtual machines, development environments, application programming interfaces, database engines, or computer-readable data and all Intellectual Property embodied or contained in any of the foregoing.

(b)     Except for the items set forth in Section 4.14(b) of the Company Disclosure Schedule, and commercially-available, non-customized off-the-shelf software (collectively, "Licensed Software"):  (i) Company owns and possesses all right, title and interest in and to all of the Software, including all Intellectual Property Rights therein, free and clear from any Liens and claims or rights of joint owners, licensors, employees, agents, consultants, or other parties involved in the creation of the Software; (ii) the Software consists entirely of material (A) which was created as a work for hire (as defined under United States copyright law) and the copyright in which is now owned by the Company; or (B) the copyright ownership of which was fully and irrevocably assigned to the Company pursuant to a written agreement executed by the author; (iii) the Company has not sold, licensed, leased, assigned or otherwise transferred the Software or the Intellectual Property therein to any third party; and (iv) the Software is not subject to any restrictions or limitations regarding ownership, use, or enforcement of the Software, or any Intellectual Property embodied therein.

(c)     Neither the Software (other than the Licensed Software), nor the past or current operation of the Company, nor, to the Knowledge of the Company, the Licensed Software, infringes, misappropriates, or otherwise conflicts with any Intellectual Property of any third party, and the Company has not received any notice regarding any of the foregoing.  There has not been and, to the Knowledge of the Company there is no claim pending or threatened by any third party regarding the validity, enforceability, use or ownership of the Software (other than the Licensed Software), and to the Company's Knowledge, no third party has infringed or misappropriated any of the Company's rights in the Software.

(d)     The Software has been maintained in material compliance with and is currently in material compliance with all applicable Laws, and the Company has not received notice of, and the Company has no Knowledge of, any violation of any of the foregoing.

(f)     The Software (other than the Licensed Software) (i) functions materially as described in the documentation therefor and on the Closing Date will be complete and able to perform in all material respects in a manner comparable to the Software prior to the date hereof and the Closing Date; and (ii)  does not contain any Trojan horses, worms, viruses, back doors or other self-help mechanisms or programming routines intended to interfere, damage, corrupt, surreptitiously intercept or expropriate any system, data, or personal information.

(g)     Section 4.14(f) of the Company Disclosure Schedule lists all of the Software or components thereof that are licensed to the Company as "free," "copyleft," royalty-free, no-cost, "open source," or under similar licensing or distribution terms ("Open Source Materials").  Section 4.14(f) of the Company Disclosure Schedule further describes the manner in which such Open Source Materials were used.  The Company is in material compliance with the terms and conditions of all licenses for any utilized Open Source Materials.

(h)     Section 4.14(g) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products or service offerings of the Company that include any of the Software, and that have been sold, licensed, distributed, supported or otherwise disposed of, or used by the Company (collectively, the "Software Products"), and identifies, for each such Software Product, whether the Company currently provides support or maintenance for such Software Product.

(h)     Section 4.14(h) of the Company Disclosure Schedule sets forth a complete and accurate list and/or description of all of the Intellectual Property that is incorporated into, integrated or bundled with, linked with, used in the development or compilation of, or otherwise used or distributed in or with any Software Products (other than commercially-available, non-customized off-the-shelf software).  For each item of Licensed Software or any other Intellectual Property that is licensed to the Company, Section 4.14(h) of the Company Disclosure Schedule sets forth (1) a description of how and under what contract such Licensed Software or other Intellectual Property was developed and/or acquired and a license or other rights with respect thereto were obtained, (2) the Software Product to which such Licensed Software or other Intellectual Property relates, and (3) a description of the manner in which such Licensed Software or other Intellectual Property is used in providing, incorporated into, integrated or bundled with, linked with, used in the development or compilation of, or otherwise used or distributed in or with such Software Products.

(i)     Neither the Company nor any Person acting on behalf of the Company has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code (as defined below).  Other than depositing Source Code (or updates thereto) with an escrow agent under a source code escrow agreement, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company or any other Person acting on behalf of the Company to any third party of any Source Code.  Section 4.14(i) of the Company Disclosure Schedule identifies each contract under which the Company has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Source Code.  Neither the execution of this Agreement nor the consummation of any of the transactions contemplated herein would reasonably be expected to result in the release of any Source Code from escrow or otherwise trigger any rights to any Source Code to be granted to any Person.  "Source Code" means, collectively, any human readable Software source code for any Software Product, excluding Open Source Materials.

(j)      Section 4.14(j) of the Company Disclosure Schedule contains a true, correct and complete list of each customer (each, a "Continuing Customer") who has (1) a continuing right to technical support, (2) a continuing right to updates of the Software, or (3) a current subscription to a Software Product. All Continuing Customers are using Software Products and have rights to support, update and replacement pursuant to the Company's standard end user license agreement or terms of use, true, correct and complete copies of which have been made available to Parent.

(k)     Section 4.14(k) of the Company Disclosure Schedule contains a true, correct and complete list of all third party resellers and distributors of Software Products, broken out by type of Product resold.  True, correct and complete copies of all agreements with resellers and distributors have been made available to Parent.

4.15     Assets.  The material fixtures, equipment, facilities and tangible operating assets of the Company are suitable for the uses for which they are presently used or for which they are intended to be used, free from material defects and in commercially reasonable operating condition (ordinary wear and tear excepted) in all material respects and are sufficient for the conduct of the Company's business as currently conducted.  All such assets are being and have been properly and regularly serviced and maintained by the Company in a manner that would not void or limit the coverage of any warranty thereon in any material respect.  All improvements and modifications of such facilities by the Company and the Company's uses of such facilities conform to applicable zoning and building Laws in all material respects.  Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company has good, marketable and insurable title to, or, in the case of leases, valid and subsisting leasehold interests in, all tangible assets that are reflected on the books and records of the Company or are used in the operations of the Company, free and clear of any Liens except Liens for current taxes or assessments not yet due and payable.

4.16     Accounts Receivable.  All accounts and notes receivable shown on the Interim Financial Statements are, and all accounts and notes receivable created up to the Effective Time will be, except to the extent already paid, valid obligations owing to the Company, not subject to any defenses or set-offs.  The Company has no outstanding, and has not made any arrangements for, any notes or accounts receivable from any director, officer or Company Shareholder.

4.17     Inventories.  Except as specifically set forth in Section 4.17 of the Company Disclosure Schedule, (a) the Company believes that the quantities of all Inventories of the Company (net of reserves therefor reflected on the Interim Financial Statements) are reasonable and balanced in the circumstances of the Company and (b) the Inventories of the Company are not materially obsolete, damaged, slow-moving, defective or excessive.  Section 4.17 of the Company Disclosure Schedule sets forth a true and complete list of the addresses of all warehouses or other facilities where Inventories of the Company are located.

4.18    Warranties.  There has not been any claim for liability under any contractual requirements, warranties or covenants, express or implied, and/or any governmental or regulatory specifications applicable to the products packaged and/or sold by the Company.

4.19     Insurance Policies.  All policies of insurance listed in Section 4.1(h) of the Company Disclosure Schedule are in full force and effect, have been issued for the benefit of the Company by reputable insurance carriers, and to the Company's Knowledge are customary for the assets, business and operations of the Company.  The Company has promptly and properly notified its insurance carriers of any and all material claims known to it with respect to its operations or products for which it is insured.

4.20    Labor Agreements.  The Company is not a party to any collective bargaining agreement with any labor organization.  To the Company's Knowledge, the Company has not committed any unfair labor practice.  There is not currently pending or, to the Knowledge of the Company, threatened a demand for recognition from any labor union with respect to, and the Company has no Knowledge of any attempt that has been made or is being made to organize, any of the persons employed by the Company.  There is no strike, slow-down, work stoppage or lockout, or to the Company's Knowledge any threat thereof, by or with respect to any of the employees of the Company.  To the Company's Knowledge, there is no strike, slow-down, work stoppage or lockout, or any threat thereof, by or with respect to any supplier of the Company.  The Company has no Knowledge of any Company employee's intention to make a claim against the Company, for any reason, and to the Company's Knowledge no basis for any such claim exists.  No employee of the Company has notified the Company that he or she intends to terminate employment with the Company from and after the Closing.

4.21     Benefit Plans.

(a)     Except as set forth on Section 4.21 of the Company Disclosure Schedule, the Company does not sponsor, maintain, or contribute to, nor has it, within the past five years, sponsored, maintained, participated in or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of ERISA, including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA.  Any Pension Plan set forth on Section 4.21 of the Company Disclosure Schedule complies in all material respects with applicable provisions of ERISA, the Tax Code, and other applicable Law and the Company has performed in all material respects its obligations under such Pension Plan, other than any amendment required to be made to maintain its qualification for which the "remedial amendment period" as defined in Section 401(b) of the Tax Code has not expired.

(b)     The Company does not sponsor, maintain, participate in or contribute to, nor has it, within the past five years, sponsored, maintained, participated in or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

(c)     Except as set forth on Section 4.21 of the Company Disclosure Schedule, the Company does not sponsor, maintain, participate in or contribute to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan is in compliance in all material respects with the provisions of ERISA, the Tax Code, and all other applicable Laws, including, but not limited to, Section 4980B of the Tax Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA.  The Company has not established, participated in or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Tax Code.

(d)    Except as set forth in Sections 4.1(i) or 4.1(j) of the Company Disclosure Schedule or as required by state or federal Laws, the Company does not maintain, participate in or contribute to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

(e)     With respect to the Pension Plans, Welfare Plans or Compensation Plans set forth in Section 4.1(j) of the Company Disclosure Schedule, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company would be subject to any material liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Tax Code or any other applicable Law.

(f)    The IRS has issued either favorable determination letters or opinion letters (with respect to any prototype or volume submitted plan document) with respect to all Company Pension Plans that are intended to be qualified under Section 401(a) and Section 401(k) of the Tax Code.  The Company has made available to Parent summaries of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and, where applicable, complete and accurate copies of all annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals.

(g)    The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits.  No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Tax Code).

(h)     Each "nonqualified deferred compensation plan" (as such term is defined in Section 409A(d)(1) of the Tax Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Tax Code and any IRS guidance issued with respect thereto.  No such nonqualified deferred compensation plan has been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

4.22     Contracts with Related Parties.  Except as set forth on Section 4.22 of the Company Disclosure Schedule, there are no agreements or contracts between the Company and any officer or director of the Company, or any Company Shareholder or, to the Company's Knowledge, any entity (other than Parent) in which any such officer, director or Company Shareholder owns a more than five percent (5%) equity interest as a result of the consummation of the transactions contemplated by this Agreement.

4.23      Relations with Customers and Suppliers.  Except as listed in Section 4.23 of the Company Disclosure Schedule, since October 1, 2013, no supplier of the Company has cancelled any material contract or order for provision of, and the Company has not received a written threat by any such supplier not to provide, raw materials, products, supplies, or services to the Company either prior to or following the Merger.  The Company has not received a written notice  from any customer or distributor that accounted for more than two percent (2%) of the revenues of the Company during the last full fiscal year to the effect that such customer or distributor intends to decrease the amount of business it does with the Company, or after the Effective Time, the Surviving Corporation.

4.24       Environmental Matters.  Except in compliance with all applicable Laws, (a) there are no Hazardous Materials (as defined below) in, on, or under any properties owned, leased or used at any time by the Company, and (b) the Company has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials.  The Company has not received any written notice of any alleged claim, violation of or liability under any Environmental Law (as defined below) that has not heretofore been cured or for which there is any remaining material liability.  The Company and has available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company in the possession or control of the Company.  For the purposes of this Section 4.24, (i) "Environmental Laws or Regulations" means all legal requirements relating to pollution, protection of the environment or exposure of any individual to Hazardous Materials, including Laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and (ii) "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

4.25     State Takeover Laws.  The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has taken commercially reasonable actions to prevent the application of any "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation, or the provisions of any applicable anti-takeover provisions in the Articles of Incorporation or Bylaws of the Company, to this Agreement or any of the transactions contemplated hereby or thereby.

4.26     Brokers' and Finders' Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

4.27     Company Shareholder Materials and Required Company Shareholder Approval.  The Company will deliver an information statement, form of proxy or written consent (as applicable), a subscription agreement on behalf of Parent (as applicable) and all information required to be given to the Company Shareholders pursuant to the Code or any applicable securities laws in connection with the Merger, including, to the extent applicable, adequate notice of the Merger and information concerning dissenters' rights under the Code (the "Shareholder Materials") to all Company Shareholders entitled to receive such materials.  The Shareholder Materials include a description of the material terms of this Agreement and the transactions contemplated hereby.  Prior to the delivery of the Shareholder Materials, the Company gave the Parent and its counsel a reasonable opportunity to review and comment on the Shareholder Materials.  The Shareholder Materials include a recommendation of the board of directors of the Company in favor of this Agreement and the Merger.  No amendment or supplement (including by incorporation by reference) to the Shareholder Materials was made without the approval of Parent.   None of the information supplied by the Company for inclusion or incorporation by reference in the Shareholder Materials, at the time the information was first published, sent or given to Company Shareholders, and at any time it was amended or supplemented, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has secured or will secure the Required Company Shareholder Approval in accordance with the Code and has furnished or will furnish, as the case may be, complete written documentation of such approval to the Parent.

4.28      No Other Representations and Warranties.  No representation or warranty by the Company in this Agreement, and no information disclosed in the Company Disclosure Schedule, contains any untrue statement of a material fact or, to the Company's Knowledge, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  Except for the representations and warranties contained in this Article 4, neither the Company, the Company Shareholders, nor any other person or entity has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Company or Company Shareholders, including any representation or warranty arising from statute or otherwise in law, all of which are hereby disclaimed.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary hereby jointly and severally make the following representations and warranties to the Company and the Company Securityholders:

5.1     Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Merger Subsidiary is a corporation duly organized and in good standing under the laws of the State of California.

5.2     Authority.  The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by Parent's and Merger Subsidiary's respective Boards of Directors.  Copies of such authorization have or will be provided to the Company.  The execution and delivery of this Agreement do not, and the consummation of the transactions described will not, result in or constitute a default, breach or violation of the Articles of Incorporation or Bylaws of Parent or Merger Subsidiary, or any agreement to which either Parent or Merger Subsidiary is a party or by which it or any of its assets are bound.  This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or law).

5.3     No Conflicts; Consents.  The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the other related documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization, member control agreement, or any other governance documents of either party (b) result in a violation or breach of any provision of any law or governmental order applicable to either party; or (c) require the consent, notice or other action by any person or entity under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which either party is a party.  No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement and the other related documents and the consummation of the transactions contemplated hereby and thereby.

5.4     Brokers' and Finders' Fees.  Neither Parent nor any of its Subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

5.5     Access to Information.  In connection with the Company's due diligence of Parent and its subsidiaries, Parent has provided to the Company all the information requested by the Company that is specifically set forth and enumerated on Schedule 5.5 hereto (such requested and scheduled information, "Parent Diligence Information").  The Parent Diligence Information did not contain any untrue statement of a material fact or, to Parent's knowledge, omit to state a material fact necessary to make the Parent Diligence Information, in light of the circumstances under which it was disclosed, not misleading.

ARTICLE 6.
COVENANTS

6.1     Expenses.  Except as provided otherwise herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses.

6.2     Further Actions.  Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), the parties agree to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement.

6.3    Regulatory Approvals.  Each party hereto shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all governmental authorities that may be or become necessary for its and its Affiliates' execution and delivery of this Agreement and the consummation of the Merger and shall cooperate fully with the other party in promptly seeking to obtain and maintain all such authorizations, consents, orders and approvals.  The parties hereto agree not to take any action or omit to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals; provided neither Parent, its Affiliates, nor the Company shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any material assets or categories of material assets or, with respect to Parent and its Affiliates, any of the businesses, product lines or assets of Parent or any of its Affiliates, or take any action that would have a Parent Material Adverse Effect.

6.4     Press Releases and Public Announcements.  Neither the Company, any Principal Shareholder nor Parent shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other, which approval shall not be unreasonably withheld.

6.5     Non-Competition by Principal Shareholders.

(a)     Noncompetition.  For a period of three years immediately following the Closing, each Principal Shareholder will not, directly or indirectly, anywhere in North America (a) engage in any business or activity that competes with the Business, or (b) invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any person or entity engaged in or planning to become engaged in any business or activity that competes with the Business; provided, however, that each Principal Shareholder may purchase or otherwise acquire up to (but not more than) 2.5% of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(b)     Nonsolicitation and Nonhire.  For a period of three years immediately following the Closing, each Principal Shareholder will not, directly or indirectly:

(i)     solicit the business of any person or entity who is a customer of the Parent or its Affiliates with respect to the Business;

(ii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Parent or its Affiliates to cease doing business with such parties, to deal with any competitor of Parent or its Affiliates, or in any way interfere with its relationship with such parties;

(ii)   cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company on the Closing Date or within the year preceding the Closing Date to cease doing business with the Parent or its Affiliates, to deal with any competitor of the Parent or its Affiliates, or in any way interfere with its relationship with such parties with respect to the Business; or

(iv)    hire, retain or attempt to hire or retain any employee or independent contractor of  Parent or its Affiliates (including any former employee or independent contractor if such person was an employee or independent contractor of Parent or any of its affiliates within the 12-month period prior to such hiring, retention or attempt to hire or retain) or in any way interfere with the relationship between Parent or any of its Affiliates and any of their respective employees or independent contractors.

(c)      Tolling.  If a Principal Shareholder violates any provisions or covenants of this Section 6.5, the duration of the restrictions in the covenants contained herein with respect to that Principal Shareholder will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, and, in the event Parent seeks relief from such violation before any court, board or other tribunal, then the duration of restrictions in this Section 6.5 will be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(d)     Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.5 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This section will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Each Principal Shareholder acknowledges this Section 6.5 is reasonable and necessary to protect and preserve Parent's and its Affiliates' legitimate business interests.

(e)       Enforcement of Covenant.  The parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 6.5 is an inadequate remedy and that no Principal Shareholder will challenge the enforceability or reasonableness of the covenants set forth in this Section 6.5.  In recognition of the irreparable harm that a violation by a Principal Shareholder of any of its covenants, agreements or obligations arising under this Section 6.5 would cause Parent or its Affiliates, each Principal Shareholder agrees that in addition to any other remedies or relief afforded by law, an injunction against an actual or threatened violation or violations may be issued against such Principal Shareholder without posting a bond or other security.  In the event of a successful action to enforce the covenants in this Section 6.5 against a Principal Shareholder, Parent will be entitled to be reimbursed by such Principal Shareholder for attorney's fees incurred by the Purchaser with respect to such action.  Each Principal Shareholder acknowledges and expressly consents to the governing law and exclusive jurisdiction provisions set forth in this Agreement with respect to this Section 6.5.

6.6     Intentionally Omitted.

6.7     Officers and Directors.

(a)     All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer or employee (including as a fiduciary with respect to an employee benefit plan) of the Company (each, a "Indemnified Party") as provided in the Company's Charter Documents or any indemnification agreement between such Indemnified Party and the Company (i) shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for a period from the Effective Time through the date as of which a claim for indemnification (and advancement of expenses) with regard to any such act or omission becomes barred by the relevant statute of limitations. Parent shall ensure that the Surviving Company complies with and honors the foregoing obligations.

(b)     Without limiting Section 6.7(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, each of Parent and the Surviving Company shall, (i) indemnify and hold harmless each director or officer of the Company (each a "D&O Indemnified Party") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that a D&O Indemnified Party was a director or officer of the Company or (B) acts or omissions by a D&O Indemnified Party in the D&O Indemnified Party's capacity as a director, officer, employee or agent of the Company or taken at the request of the Company (including in connection with serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any D&O Indemnified Party), to the fullest extent permitted under applicable Law. In addition, from the Effective Time Parent shall, and shall cause the Surviving Company to, advance any expenses (including fees and expenses of legal counsel) of any D&O Indemnified Party under this Section 6.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.7) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 6.7(b).

(c)     Without limiting any of the obligations under paragraph (a) of this Section 6.7, Parent agrees that all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Charter Documents as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto that would adversely affect the rights thereunder of such Indemnified Parties for a period of six years after the Effective Time (including with respect to any claims pending at the end of such six-year period).

(d)     In the event that (i) Parent or the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Company, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.7.

(e)     Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Effective Time) is brought against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final resolution of such claim.

(f)     For the avoidance of doubt, nothing herein shall provide any Person (including any Indemnified Party) any right to (i) indemnification pursuant to any indemnification, contribution or similar provision contained in any of the Charter Documents of Parent or any of its Affiliates (other than the Surviving Corporation) or (ii) coverage under the policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Parent or any of its Affiliates (other than the Surviving Corporation).

6.8      Access to Information.    Each party shall afford the other and its accountants, counsel and other representatives, reasonable access during normal business hours upon reasonable notice during the period prior to the Effective Time to (a) all of its properties, books, personnel, contracts, commitments and records; and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request.

6.9     Confidentiality.

(a)     Each of the parties hereto hereby agrees to keep the terms of this Agreement (except to the extent contemplated hereby) and such information obtained in any investigation pursuant to Section 6.8, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential ("Confidential Information"); provided, however, that the foregoing shall not apply to information or knowledge which: (i) a receiving party can demonstrate, through its written records in existence prior to the date that the disclosing party made such information available to the receiving party, was already lawfully in its possession prior to the disclosure thereof by the disclosing party; (ii) is generally known to the public and did not become so known through any violation of law; (iii) became known to the public through no fault, action or inaction of the party receiving the information; or (iv)  is required to be disclosed by law or by order of court or government agency with subpoena powers (provided that such party shall have provided the other party with prior notice of such order or subpoena and an opportunity to object or take other available action); or (v) which is disclosed in the course of any litigation between any of the parties hereto.

(b)    Parent agrees that, unless and until the Effective Time, Parent and its officers, directors, Subsidiaries and its representatives will hold the Confidential Information of the Company in strict confidence and will use the Confidential information solely to evaluate transactions contemplated by this Agreement.  If the transactions contemplated by this Agreement are not consummated, Parent shall return to the Company all such Confidential Information.

(c)     The Company agrees that, unless and until the Effective Time, the Company and its officers, directors and other representatives will hold the Confidential Information of Parent in strict confidence and will use the Confidential Information solely to evaluate transactions contemplated by this Agreements.  If the transactions contemplated by this Agreement are not consummated, the Company shall return to Parent all such Confidential Information.

6.10     Conduct of Business Prior to the Closing.

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a)     pay its debts, Taxes and other obligations when due;

(b)     maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(c)     continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(d)     defend and protect its properties and assets from infringement or usurpation;

(e)     perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(f)     maintain its books and records in accordance with past practice;

(g)     comply in all material respects with all applicable Laws; and

(h)     not take or permit any action that would cause any of the changes, events or conditions described in Section 4.10 to occur.

6.11      No Solicitation of Other Bids.

(a)     The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, an "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b)     In addition to the other obligations under this Section 6.11, the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)     The Company agrees that the rights and remedies for noncompliance with this Section 6.11 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

6.12     Shareholders' Consent.

(a)      The Company shall use commercially reasonable efforts to obtain, immediately following the execution and delivery of this Agreement, the Required Company Shareholder Approval pursuant to Shareholder Consents. The materials submitted to the Company Shareholder in connection therewith, shall include the Company's Board recommendation; provided, however, that the Company shall have no obligation to provide to the Company Shareholders any information about Parent or Parent's subsidiaries other than information that has been provided by Parent to the Company specifically for such inclusion, and such information provided by Parent shall not, at the time it was sent or given to the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Promptly following receipt of sufficient Shareholder Consents that constitute the Required Company Shareholder Approval, the Company shall deliver a copy or copies thereof to Parent.

(b)    Promptly following, but in no event more than ten (10) Business Days after, receipt of the Shareholder Consents that constitute the Required Company Shareholder Approval, the Company shall prepare and mail a notice (the "Shareholder Notice") to every Shareholder that did not execute such a Shareholder Consent. The Shareholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable and in the best interests of the Shareholders and unanimously approved and adopted this Agreement,  in accordance with Chapter 11 and Section 1200 of the Code, the Merger and the other transactions contemplated hereby, (ii) provide the Shareholders to whom it is sent with notice of the actions taken in the Shareholder Consents referenced above, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 1201(a) of the Code and the bylaws of the Company and (iii) notify such Shareholders of their dissent and appraisal rights pursuant to Section 1301 of the Code. The Shareholder Notice shall include therewith a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the Code and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Shareholder must demand appraisal of such Shareholder's Capital Stock as contemplated by Section 1301of the Code. All materials submitted to the Shareholders in accordance with this Section shall be subject to Parent's advance review and reasonable approval.

6.13     Notice of Certain Events.

(a)     From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)      any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)     any Actions commenced or, to the Company's Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Parent's receipt of information pursuant to this Section shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

6.14     Resignations.  The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the directors of the Company  at least five (5) Business Days prior to the Closing.

6.15     Closing Conditions.   From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in  Article 7 hereof.

6.16     Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 7.
CONDITIONS TO CLOSING.

7.1     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     This Agreement shall have been duly adopted by the Required Company Shareholder Approval.

(b)     The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c)     No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Legal Proceeding which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.2     Conditions to Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent's waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of the Company contained in Sections 4.2 (Organization), 4.3 (Authorization), 4.4 (Capitalization), 4.5 (Financial Statements) or 4.26 (Brokers' and Finders' Fees), the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Sections 4.2 (Organization), 4.3 (Authorization), 4.4 (Capitalization), 4.5 (Financial Statements) and 4.26 (Brokers' and Finders' Fees), shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and any ancillary documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No Legal Proceeding shall have been commenced against Parent, Merger Subsidiary or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)      All approvals, consents and waivers that are listed on Section 4.7 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)     From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)      The Company shall have delivered to Parent a counterpart to the Certificate of Merger, duly executed by the Company;

(g)     The Company shall have delivered to Parent all corporate seals, minute books, stock ledgers and other similar records pertaining to the Company and each of its Subsidiaries, if not already located on the premises of the Company;

(h)     The Company shall have delivered to Parent a properly completed and executed certificate satisfying Treasury Regulation Section 1.897-2(h) and 1.1445-2(c), certifying that the shares in the Company are not interests in "United States real property interest" within the meaning of Code Section 897(c);

(i)     Each of the Company Optionholders shall have received, executed and returned an Optionholder Notice;

(j)     Each of the Company Warrantholders shall have received, executed and returned a Warrantholder Notice;

(k)     Shareholder Consents and Letters of Transmittal, duly executed by not less than ninety percent (90%) of the voting power of the Company Capital Stock (determined as if Parent had executed a Shareholder Consent with respect to all of the Parent Shares and on a fully-diluted, as-converted to Common Stock basis), together with Certificates representing ninety percent (90%) of the voting power of the Company Capital Stock (determined as if Parent had executed a Shareholder Consent with respect to all of the Parent Shares and on a fully-diluted, as-converted to Common Stock basis);

(l)     The Company shall have delivered to Parent copies of all consents, approvals, filings, releases and terminations (or commitments to terminate) of any Governmental Body or other Person, as mutually agreed and determined by the both Parent and the Company, which will, when agreed to by those parties be set forth on Schedule 7.2(l) hereto;

(m)     The Company shall have delivered to Parent payoff letters and Lien discharge documents from the holders of any Indebtedness of the Company, as mutually agreed and determined by the both Parent and the Company, which will, when agreed to by those parties, be set forth Schedule 7.2(m) hereto and dated as of the Closing Date, which documents shall be reasonably acceptable to Parent;

(n)     The Company shall have delivered to Parent a certificate of the Secretary of the Company dated as of the Closing Date certifying as to (i) the incumbency and specimen signature of the officers of the Company, (ii) the Charter Documents of the Company, (iii) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the other transactions contemplated hereby and thereby, (iv) resolutions duly adopted by the Shareholders approving the Merger and adopting this Agreement, and (v) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(o)     The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in this Section 7.2,  have been satisfied;

(p)     The Company shall have delivered to Parent a certified copy of the articles of incorporation of the Company, issued by the Secretary of State of the State of California;

(q)     The Company shall have delivered to Parent a good standing certificate for the Company issued by the Secretary of State of the State of California;

(r)     Each director of the Company shall have duly executed letter of resignation;

(s)     [Intentionally Omitted];

(t)       David Batchelor shall have executed the employment agreement and amendment no. 1 thereto, attached hereto as Exhibit H;

(u)     Subscription agreements for the Merger Consideration and an acknowledgement by all Company Shareholders that have delivered a Shareholder Consent approving the Merger and approving and adopting this Agreement and by all Optionholders and Warrantholders  who have exercised such fully vested and exercisable Company Options or Company Warrants effective as of and contingent upon the consummation of the transactions contemplated hereby that they've received sufficient disclosure from the Company and sufficient information with respect to the Merger, the adoption of this Agreement, Parent and the Merger Consideration to be received.

(v)     Holders of no more than ten percent (10)%  of the outstanding shares of Company Capital Stock (determined as if Parent had executed a Shareholder Consent with respect to all of the Parent Shares and on a fully-diluted, as-converted to Common Stock basis) as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Chapter 13 of the Code with respect to such shares of Company Capital Stock.

7.3       Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company's waiver, at or prior to the Closing, of each of the following conditions:

(a)      Other than the representations and warranties of Parent and Merger Subsidiary contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization), and  5.4 (Brokers' and Finders' Fees), the representations and warranties of Parent and Merger Subsidiary contained in this Agreement, the ancillary documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Subsidiary contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization), and  5.4 (Brokers' and Finders' Fees) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)      Parent and Merger Subsidiary shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Subsidiary shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)     Optionholder Notices have been received and acknowledged by Parent;

(e)      All Warrantholder Notices have been received and acknowledged by Parent;

(f)      Parent shall have delivered to the Principal Shareholders a certificate of the Secretary of each of Parent and Merger Subsidiary, dated as of the Closing Date, certifying as to (i) the incumbency and specimen signature of the officers of Parent and Merger Subsidiary, (ii) the Charter Documents of Parent and Merger Subsidiary and (iii) the resolutions duly adopted by the Board of Directors of Parent and Merger Subsidiary (or minutes of a duly called meeting at which a quorum was present) authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the other transactions contemplated hereby and thereby;

(g)      Parent shall have delivered to the Principal Shareholders a certified copy of the certificate of incorporation of Parent, issued by the Secretary of State of the State of Minnesota;

(h)    Parent shall have delivered to the Principal Shareholders a good standing certificate of Parent, issued by the Secretary of State of the State of Minnesota;

(i)     Parent shall have delivered to the Principal Shareholders a certified copy of the articles of incorporation of Merger Subsidiary, issued by the Secretary of State of the State of California; and

(j)     Parent shall have delivered to the Principal Shareholders a good standing certificate of Merger Subsidiary, issued by the Secretary of State of the State of California.

(k)     From the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Parent Material Adverse Effect.

(l)     Parent shall have delivered to the Principal Shareholders a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in this Section 7.3  have been satisfied;

(m)   Parent shall have executed and delivered the Registration Rights and Put Option Agreement and amendment no. 1 thereto, attached hereto as Exhibit I (the "Registration Rights and Put Option Agreement).

ARTICLE 8.
INDEMNIFICATION

8.1     Indemnification of Parent and Merger Subsidiary.  Subject to the limitations set forth in this Article 8, from and after the Closing, each Principal Shareholder shall, severally, but not jointly, indemnify and hold harmless Parent, Merger Subsidiary and each of their respective Affiliates (including the Surviving Corporation), and their respective officers, directors, shareholders, agents and managers (Parent and Merger Subsidiary and such other indemnitees referred to in this Article 8 as "Parent Indemnified Parties") of, from, against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), whether or not involving a third party claim (collectively, "Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any of the following:

(a)       any breach of any representation or warranty of the Company or any Principal Shareholder contained in this Agreement or any agreement, certificate or document executed and delivered by the Company pursuant hereto or in connection with any of the transactions contemplated by this Agreement; and

(b)       any breach of any covenant or agreement of the Company or that Principal Shareholder contained in this Agreement or any agreement, certificate or document executed and delivered by the Company or that Principal Shareholder pursuant hereto or in connection with any of the transactions contemplated by this Agreement.

8.2       Indemnification by Parent.  Parent shall indemnify the Company Shareholders in respect of, and hold them harmless against, any and all Indemnifiable Losses incurred or suffered by the Company Shareholders resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any of the matters described in clauses (a) through (b) below:

(a)      any breach of any representation or warranty of Parent or Merger Subsidiary contained in this Agreement or any agreement, certificate or document executed and delivered by Parent or Merger Subsidiary pursuant hereto or in connection with any of the transactions contemplated by this Agreement; and

(b)       any breach of any covenant or agreement of Parent or Merger Subsidiary contained in this Agreement or any agreement, certificate or document executed and delivered by Parent or Merger Subsidiary pursuant hereto.

8.3    Indemnification Claims.

(a)      The Indemnified Party shall give a Claim Notice to the Indemnifying Party with respect to each claim for indemnification hereunder in respect of claims made by third parties specifying the amount and nature of the claim, and of any matter which reasonably appears likely to give rise to an indemnification claim.  The Indemnifying Party shall have the right, at its expense, to defend or negotiate a settlement of any such matter, so long as the defense or negotiation is expeditious.  Except with the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party shall not, in defending any claim, enter into any settlement by which the Indemnified Party is to be bound which settlement does not include as an unconditional term thereof the delivery to the Indemnified Party by the party asserting the claim of a release from all liability in respect of such claim.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the right of the Indemnified Party to be indemnified by the Indemnifying Party; provided, however, that the Indemnified Party shall not be entitled to reimbursement for costs and expenses, including attorneys' fees, for the defense of a matter incurred prior to the time it gives notice to the Indemnifying Party of an indemnification claim.

(b)      In order to seek indemnification for a direct claim between the parties under this Article 8, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.  Within thirty (30) days after such delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a response, in which the Indemnifying Party shall:  (i) agree in writing that the Indemnified Party is entitled to receive all of the Claimed Amount, or (ii) dispute in writing that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party disputes the Claim Notice, such dispute will be resolved in accordance with Section 10.10.

8.4      Limitations.

(a)      [ Intentionally omitted ]

(b)    Except as provided in Section 8.4(c) below, the Parent Indemnified Parties shall assert claims under Section 8.1(a) only if any individual Indemnifiable Loss or group or series of related Indemnifiable Losses exceeds $20,000 (the "Threshold Amount"), in which case, subject to the limitations and other provisions set forth in this Article 8, the Parent Indemnified Parties shall be entitled to indemnification for the entire amount of such Indemnifiable Losses incurred by the Parent Indemnified Parties and counted towards the Deductible (as defined below).  Additionally, except as provided in Section 8.4(c) below, the Parent Indemnified Parties shall not assert claims under Section 8.1(a) unless and until the aggregate amount of such Damages exceeds, in the aggregate, $200,000 (the "Deductible"), and then the Principal Shareholders will be liable to the Parent Indemnified Parties for all such Indemnifiable Losses in excess of the Deductible, but subject to the Maximum Liability Amount.  The maximum aggregate liability of a Principal Shareholder to the Parent Indemnified Parties for all such Indemnifiable Losses pursuant to Article 8 will not exceed the Maximum Liability Amount, and a Principal Shareholder may elect, at the Principal Shareholder's sole option, to satisfy all Indemnifiable Losses by returning to the Parent Indemnified Parties shares of Parent Common Stock, which, for purposes of this Section 8.4, shall be valued at a per share amount equal to the greater of (i) the then-current fair market value as of the date of the written notice of the claim contemplated in Article 8 and (ii) $14.00 per share.  Notwithstanding the foregoing, the limitations set forth in this Section 8.4(b) do not apply to Indemnifiable Losses related to or arising out of any claims asserted by the Parent Indemnified Parties for items listed in Section 8.4(c).

(c)       The limitations of Section 8.4 shall not apply to Indemnifiable Losses resulting from, arising out of, or based upon (i) any fraud or intentional misrepresentation by the Company, the Principal Shareholders or the Company Shareholders, or (ii) any breach of any covenant or agreement of any Principal Shareholder contained in Sections 6.5 or 6.9, hereof.

(b)      Except for Sections 4.2 (Organization), 4.3 (Authorization), 4.4 (Capitalization), 4.6 (Absense of Undisclosed Liabilities), 4.10 (Absence of Adverse Material Changes) or 4.26 (Brokers' and Finders' Fees), which shall survive indefinitely, and Sections 4.8 (Compliance with Laws), 4.11 (Taxes), 4.13 (Intellectual Property Rights), 4.15 (Assets) and 4.24 (Environmental Laws) which shall survive for a period of time equal to the statute of limitations applicable thereto, all representations and warranties in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (the "Survival Period") until  May  1, 2017.  All of the covenants, agreements and obligations of the parties contained in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance.  Any obligation of a party to indemnify another party pursuant to this Article with respect to  breaches of representations and warranties other than those listed in the first sentence of this subsection shall terminate upon expiration of the Survival Period; provided, however, that such obligations to indemnify (i) shall not terminate with respect to a particular item as to which, before the expiration of the Survival Period, the party seeking indemnification has made a claim by delivering a Claim Notice (in accordance with the terms of this Article) to the Indemnifying Party and (ii) shall not terminate with respect any fraudulent misrepresentation made on the part of the Company, the Company Shareholders or the Principal Shareholders in this Agreement or in any certificate delivered by or on behalf of the Company pursuant hereto.

8.5     Adjustments, Etc.

(a)     Parent and Merger Subsidiary shall take, and cause their Affiliates, and Subsidiaries to take, commercially reasonable steps to mitigate Parent's and Merger Subsidiary's Indemnifiable Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Parent's and Merger Subsidiary's Indemnifiable Losses.

(b)    No representation or warranty of Company or Company Shareholders contained herein shall be deemed untrue or incorrect, and Company and Company Shareholders shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event which is disclosed in response to another representation or warranty contained in this Agreement.

8.6     Waiver of Subrogation.  From and after the Closing, the Company Shareholders shall not have any rights to indemnification, contribution or subrogation from Parent and Merger Subsidiary, the Company, or their successors, whether pursuant to Parent and Merger Subsidiary's, the Company's or their successors' Articles or Certificate of Incorporation, Bylaws or other governing instruments, insurance policies or otherwise, with respect to acts or events that give rise to a claim by Parent and Merger Subsidiary under Section 8.1.

8.7      Indemnification Exclusive Remedy.  Except (i) for remedies that cannot be waived as a matter of law, (ii) for injunctive and provisional relief (including specific performance), (iii) as provided in Sections 6.5, 6.9 and 8.4 and (iv) with respect to claims based on intentional fraud or intentional misrepresentation, if the Closing occurs, indemnification pursuant to the provisions of this Article 8 shall be the sole and exclusive remedy of the parties with respect to any matters arising under or relating to this Agreement.

ARTICLE 9.
TERMINATION

9.1     Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of the Company and Parent;

(b)     by Parent by written notice to the Company if:

(i)      neither Parent nor Merger Subsidiary is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company's receipt of written notice of such breach from Parent; or

(ii)   any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by  June 15, 2016, unless such failure shall be due to a material breach by Parent of its covenant's and agreements hereunder;

(c)      by the Company by written notice to Parent if:

(i)     the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Subsidiary pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by Parent or Merger Subsidiary within ten (10) days of Parent's or Merger Subsidiary's receipt of written notice of such breach from the Company; or

(ii)     any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 15, 2016, unless such failure shall be due to a material breach by the Company of its covenant's and agreements hereunder;

(d)       by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Body shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such governmental order shall have become final and non-appealable.

9.2      Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article 9, Section 6.9 and Article 10 hereof; and

(b)     that nothing herein shall relieve any party hereto from liability for any willful and material breach of any provision hereof.

ARTICLE 10.
MISCELLANEOUS

10.1     Amendment and Modification.  This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the parties hereto.

10.2    Waiver of Compliance; Consents.  Any failure of Parent or Merger Subsidiary on the one hand, or the Company, or any Principal Shareholder on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by Parent or the Principal Shareholders, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.  Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

10.3    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery if delivered personally by commercial courier service, federal express or otherwise, or (ii) the fifth day after mailing if mailed by certified mail, return receipt requested, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)      If to Parent, Merger Subsidiary or the Surviving Corporation, to:

OrangeHook, Inc.
319 Barry Avenue
Suite 303
Wayzata, MN 55391
Attn:    James L. Mandel, CEO
             David Carlson, CFO

with separate copies thereof addressed to (which shall not constitute notice hereunder):

Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attn: Stephen A. Tight and Ryan C. Brauer

(b)      If to the Company, to:

LIFEMED ID, Inc.
6349 Auburn Blvd
Citrus Heights, CA 95621
Attn: Mr. David Batchelor

with separate copies thereof addressed to (which shall not constitute notice hereunder):

Weintraub Tobin
400 Capitol Mall, 11th Floor
Sacramento, CA 95814
Attn: Mike De Angelis

(c)       If to a Principal Shareholder, to the addresses set forth below such Principal Shareholder's name on the signature page hereto.

10.4     Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto; provided, however, that Parent or Merger Subsidiary may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Subsidiary, as the case may be, of its obligations hereunder.  Except for the applicable provisions of Article 8, this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement.

10.5       Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of law).

(b)     Any judicial proceeding arising out of or relating to this Agreement or the transactions contemplated herein must be brought in any state or federal court sitting in Denver, Colorado, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served at the address and in the manner provided for the giving of notices in Section 10.3, or (ii) to the party to be served in care of such party's registered agent in the manner provided for the giving of notices in Section 10.3.  Nothing in this Section 10.5 however shall affect the right of any party to serve legal process in any other manner permitted by Law.  Each party agrees that a final judgment (after giving effect to any timely appeals) in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(c)     TO THE EXTENT PERMISSIBLE BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES BETWEEN THE PARTIES ARISING FROM THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT.

10.6    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

10.7     Interpretation.  The article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

10.8     Entire Agreement.  This Agreement, including the exhibits and schedules hereto embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

10.9     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.10     Disputes.  In the event of a dispute, the parties shall send a written notice of the dispute to the other party for attempted resolution by good faith negotiations.  In the event such negotiations are unsuccessful, each of the parties hereto agrees that all disputes, claims or controversies the parties may pursue any and all remedies available at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

F&B Doc. No:  56576996_21
Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement and Plan of Merger as of the date first above written.

Parent:
ORANGEHOOK, INC.

By: /s/  James L. Mandel
Name:  James L. Mandel
Title:    Chief Executive Officer

Merger Subsidiary:
OH SOLUTIONS, INC.

By: /s/ James L. Mandel
Name:  James L. Mandel
Title:  Chief Executive Officer

Company:
LIFEMED ID, INC.

By: /s/   David Batchelor
Name:   David Batchelor
Title:     Chief Executive Officer

Principal Shareholders
DAVID BATCHELOR

/s/ David Batchelor
     David Batchelor

JEFFREY J. HATTARA

/s/ Jeffrey J. Hattara
     Jeffrey J. Hattara

WHITNEY PEYTON

/s/  Whitney Peyton
      Whitney Peyton

 [Signature Page to Amended and Restated Merger Agreement]